Exhibit 99.1

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen Integrated Corporate Relations, Inc. 203/682-8211

MARINEMAX REPORTS RECORD FIRST QUARTER RESULTS

- Same-store sales increased 17%
- Net income increased 27%
- Raising fiscal 2005 guidance to a range of $1.80 to $1.85

CLEARWATER, FL, January 20, 2005 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced record revenue and earnings for the first quarter of fiscal 2005.

For the quarter ended December 31, 2004, revenue increased 18% to $184.2 million from $156.7 million for the comparable quarter last year. Same-store sales increased 17% due to a stronger economic climate and the expansion of brands added over the past 24 months. Net income increased 27% to $2.8 million, or $0.17 per diluted share, from net income of $2.2 million, or $0.14 per diluted share, for the comparable quarter last year.

William H. McGill, Jr., Chairman, Chief Executive Officer, and President, stated, “I am very pleased with our strong start to fiscal 2005, which exceeded our expectations. We entered the quarter with caution related to the lingering effects of the four hurricanes that impacted Florida and the significant 56% same-store sales growth that we were up against in last year’s December quarter. Despite these concerns, our Team delivered a 17% increase in same-store sales growth. The strongest growth came from Florida with contributions from most of our markets across the country. Furthermore, we benefited from the expansion of the Ferretti Group and Meridian products along with strong performance from Sea Ray.”

Mr. McGill concluded, “While we are certainly pleased with the start of 2005, we likely benefited from a shift in business from the September quarter due to the hurricanes delaying sales and perhaps the acceleration of business from future quarters, so our enthusiasm is tempered. Importantly, we have the right inventory to make the most of improved industry conditions. Furthermore, we remain convinced that the MarineMax brand, a customer-centric, full-service approach to “delivering the boating dream” with the best Team in the industry will enable us to gain further market share and continue to deliver shareholder value over the long-term.”

Based on current business conditions, retail trends and other factors, MarineMax is raising its previously announced fiscal 2005 guidance of $1.75 to $1.80 per diluted share to $1.80 to $1.85. This revised guidance includes an estimated $0.03 per diluted share reduction in earnings due to the requirements of the Financial Accounting Standards Board Statement No. 123R “Share-Based Payment” which we are required to adopt in our fourth quarter of fiscal 2005.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Grady White, Ferretti Yachts, Custom Line, CRN, Pershing, Riva, Mochi Craft, Apreamare and Bertram, the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 67 retail locations in Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Maryland, Minnesota, Nevada, New Jersey, North Carolina, Ohio, South Carolina, Texas and Utah. MarineMax is a New York Stock Exchange-listed Company.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the strength of our products and the performance of our team; our position in the boating market; our ability to continue long-term growth and increase stockholder value; and our earnings guidance for fiscal 2005. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish goals and strategies, the success of the acquisition program, synergies expected from acquisitions, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

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(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited amounts in thousands, except share and per share data)

	Three Months Ended December 31,
	2004	2003
Revenue	$184,188	$156,659
Cost of sales	140,064	121,559

Gross profit	44,124	35,100
Selling, general, and administrative expenses	37,140	30,015

Income from operations	6,984	5,085
Interest expense	2,384	1,459

Income before income tax provision	4,600	3,626
Income tax provision	1,771	1,396

Net income	$2,829	$2,230

Basic net income per common share:	$0.18	$0.14

Diluted net income per common share:	$0.17	$0.14

Weighted average number of common shares used in computing net income per common share:
Basic	15,778,029	15,444,082

Diluted	16,955,107	16,280,368

(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited amounts in thousands, except share and per share data)

	December 31,	December 31,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$9,501	$8,760
Accounts receivable, net	18,043	16,331
Inventories, net	332,136	272,984
Prepaid expenses and other current assets	5,969	3,846
Deferred tax assets	3,086	1,551

Total current assets	368,735	303,472
Property and equipment, net	86,288	74,227
Goodwill and other intangible assets, net	56,101	53,409
Other long-term assets	828	897

Total assets	$511,952	$432,005

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,220	$11,690
Customer deposits	9,980	13,283
Accrued expenses	18,776	14,409
Short-term borrowings	234,000	195,000
Current maturities of long-term debt	3,127	2,371

Total current liabilities	278,103	236,753
Deferred tax liabilities	9,442	7,200
Long-term debt, net of current maturities	22,341	19,395

Total liabilities	309,886	263,348
Stockholders’ Equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at December 31, 2004 and 2003	—	—
Common stock, $.001 par value; 24,000,000 shares authorized, 15,846,329 and 15,458,356 shares issued and outstanding at December 31, 2004 and 2003, respectively	16	15
Additional paid-in capital	72,741	65,606
Retained earnings	129,927	103,036
Treasury Stock, at cost, 30,000 shares held at December 31, 2004	(618)	—

Total stockholders’ equity	202,066	168,657

Total liabilities and stockholders’ equity	$511,952	$432,005

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